Exhibit 99.1

ONE LIBERTY PROPERTIES, INC. REPORTS THIRD QUARTER 2010
RESULTS

~ Generates FFO of $0.42 per Diluted Share ~
~ Occupancy Remains Strong at 98.5% ~
~ Company Raises Lower End of Guidance Range ~

GREAT NECK, New York, November 5, 2010 — One Liberty Properties, Inc. (NYSE: OLP), an owner of a geographically diversified portfolio of retail, industrial, office and other properties primarily under long term leases in the United States, today announced operating results for the three and nine months ended September 30, 2010.

Third Quarter 2010 Highlights

•	Increased rental income by 13.1% to $10.7 million quarter over quarter
•	Acquired in sale/leaseback transactions six Wendy’s Old Fashioned Hamburger locations
•	Declared a quarterly cash dividend of $0.30 per share
•	Acquired a Whole Foods Market subsequent to quarter end

“We have increased our rental income through selective acquisitions through-out 2010. Through the end of October, One Liberty has purchased eleven properties at a cost of approximately $62 million, while executing on our strategy to upgrade the quality of our assets as evidenced by the sale of two properties that no longer meet our investment criteria. These asset sales generated $4.1 million in net proceeds”, stated Patrick J. Callan, Jr. President and Chief Executive Officer of the Company. “Substantially all of the properties we acquired are characterized by long term leases with contractual increases, providing both visibility and embedded growth to our income stream. We continue to evaluate other acquisition opportunities.”

Operating Results:

Rental income for the three months ended September 30, 2010 increased 13.1% to $10.69 million compared to $9.45 million for the three months ended September 30, 2009. Rental income increases were due primarily to the impact of acquisitions.

Total operating expenses for the three months ended September 30, 2010 increased to $4.46 million compared to $3.99 million for the three months ended September 30, 2009.The $450,000 increase was attributed to increases of: third party real estate acquisition costs of $224,000, depreciation and amortization of $97,000, real estate expenses of $73,000 related to the inclusion of expenses from a community shopping center purchased in the first quarter 2010 and various general and administrative expenses of $52,000.

The Company’s third quarter income from continuing operations was $2.57 million or $0.23 per diluted share compared to $2.15 million or $0.19 per diluted share in the third quarter of 2009.  In addition, the Company reported earnings attributable to discontinued operations of $274,000 or $0.02 per diluted share in the third quarter of 2010 compared to $1.29 million or $0.12 per diluted share in the same period in 2009.

The Company generated Funds from Operations (“FFO”) of $4.89 million or $0.42 per diluted share for the quarter ended September 30, 2010 as compared to $5.74 million or $0.52 per diluted share in the year ago period. Impacting the per share results was the $897,000 or $0.08 per diluted share gain on troubled mortgage restructuring in the third quarter of 2009 and the higher weighted average number of shares outstanding quarter-over-quarter that represented $0.03 of FFO per diluted share.  A reconciliation of GAAP amounts to non-GAAP amounts is presented with the financial information included later in this release.

Acquisitions and Dispositions:

The Company acquired six Wendy’s Old Fashioned Hamburger fast food restaurant locations in Pennsylvania in sale/leaseback transactions in the third quarter for approximately $8.0 million.  All six properties are subject to one long term net lease and are operated by the same franchisee. As part of the Company’s strategy to upgrade the quality of its assets, it sold two properties in the third quarter that resulted in net proceeds of $4.1 million and a net gain of $235,000.

Subsequent Events:

In October 2010, the Company acquired a facility leased to Whole Foods Market, Inc., located in West Hartford, Connecticut, for $20.55 million.  Approximately $13.0 million of the purchase price was paid through the assumption of an existing first mortgage and the balance was paid in cash. The lease expires in 2026 and is subject to four renewal options, each for five years.

Balance Sheet:

The Company’s assets included $434 million in properties and unconsolidated joint ventures before depreciation and amortization as of September 30, 2010. The Company had $7.8 million of cash and cash equivalents at September 30, 2010.  At September 30, 2010, total assets were $416.9 million, total debt was $224.0 million and stockholders’ equity was $180.0 million.

Dividend:

During the quarter, the Company’s board of directors declared a cash dividend of $0.30 per share on the common stock of the Company, which was paid on October 6, 2010. Based on the quarter’s FFO per diluted share of $0.42, the current quarterly dividend represents a payout ratio of 71.4%.

Outlook:

The Company, primarily as a result of acquisitions, raised the lower end of its estimate for FFO per diluted share for 2010.  As a result, the Company estimates that its FFO per diluted share for 2010 will range from $1.60 to $1.64.
The Company’s estimate is forward-looking and based on management’s view of current and future market conditions. The Company’s actual result may differ from this estimate.

Non-GAAP Financial Measures:

One Liberty believes that Funds from Operations (“FFO”) is a widely recognized and appropriate measure of the performance of an equity REIT. One Liberty presents FFO because it considers FFO an important supplemental measure of One Liberty’s operating performance. One Liberty believes FFO is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude generally accepted accounting principles (“GAAP”) historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. As a result, FFO provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities, interest costs and other matters without the inclusion of depreciation and amortization, providing perspective that may not necessarily be apparent from net income.

One Liberty has determined FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”). FFO is defined by NAREIT as “net income (or loss) computed in accordance with GAAP, excluding gains (or losses) from sales of property, plus real estate depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.” FFO does not represent cash generated from operating activities in accordance with GAAP and is not indicative of cash available to fund cash needs. FFO should not be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flow as a measure of liquidity.

Management believes this is appropriate and relevant to securities analysts, investors and other interested parties and may not be comparable to similarly titled measures as reported by others.

Forward-Looking Statement:

Certain information contained in this press release, together with other statements and information publicly disseminated by One Liberty Properties, Inc. is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. We intend such forward looking statements to be covered by the safe harbor provision for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for the purpose of complying with these safe harbor provisions. Information regarding certain important factors that could cause actual outcomes or other events to differ materially from any such forward looking statements appear in the Company's Annual Report on Form 10-K for the year ended December 31, 2009 and in particular “Item 1A. Risk Factors” included therein. You should not rely on forward looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect actual results, performance or achievements.

About One Liberty Properties:

One Liberty is a self-administered and self-managed real estate investment trust incorporated under the laws of Maryland in December 1982. The primary business of the Company is to acquire, own and manage a geographically diversified portfolio of retail, industrial, office and other properties under long term leases. Substantially all of our leases are “net leases”, under which the tenant is responsible for real estate taxes, insurance and ordinary maintenance and repairs.

Contact:
One Liberty Properties
Investor Relations
Phone: (516) 466-3100
www.onelibertyproperties.com

ONE LIBERTY PROPERTIES, INC.   (NYSE:  OLP)
(Amounts in Thousands, Except Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenues:
Rental income - Note 1	$10,688	$9,453	$31,212	$28,754
Lease termination fee	-	-	-	1,784
Total revenues	10,688	9,453	31,212	30,538

Operating expenses:
Depreciation and amortization	2,197	2,100	6,440	6,334
General and administrative	1,695	1,643	5,261	4,895
Real estate acquisition costs	224	-	738	-
Real estate expenses	246	173	912	477
Leasehold rent	77	77	231	231
Total operating expenses	4,439	3,993	13,582	11,937

Operating income	6,249	5,460	17,630	18,601

Other income and expenses:
Equity in earnings of unconsolidated joint ventures	101	140	354	449
Gain on disposition of real estate held by unconsolidated joint venture	-	-	107	-
Other income, including realized gain on sale of available-for-sale securities and interest income	40	85	265	292
Interest:
Expense	(3,658)	(3,355)	(10,639)	(10,118)
Amortization of deferred financing costs	(160)	(182)	(452)	(582)

Income from continuing operations	2,572	2,148	7,265	8,642

Discontinued operations:
Income from operations - Note 2	39	395	165	1,226
Net gain on sales of real estate	235	-	235	-

Gain on troubled mortgage restructuring, as a result of conveyance to mortgagee	-	897	-	897
Impairment charge on property sold at a loss	-	-	-	(229)
Income from discontinued operations	274	1,292	400	1,894

Net income	$2,846	$3,440	$7,665	$10,536

Net income per common share - diluted:
Income from continuing operations	$0.23	$0.19	$0.63	$0.81
Income from discontinued operations	0.02	0.12	0.04	0.18
Net income per common share	$0.25	$0.31	$0.67	$0.99

Funds from operations - Note 3	$4,894	$5,740	$14,056	$17,725

Funds from operations per common share-diluted - Note 4	$0.42	$0.52	$1.22	$1.66

Weighted average number of common shares outstanding:
Basic	11,481	10,837	11,443	10,499
Diluted	11,518	10,974	11,475	10,670

Note 1 - Rental income includes straight line rent accruals and amortization of lease intangibles of $404 and $1,271 for the three and nine months ended September 30, 2010 and $212 and $595 for the three and nine months ended September 30, 2009, respectively.

Note 2 - Income from discontinued operations includes straight line rent accruals and amortization of lease intangibles of $1 and $4 for the three and nine months ended September 30, 2010 and $41 and $24 for the three and nine months ended September 30, 2009, respectively.

ONE LIBERTY PROPERTIES, INC.   (NYSE:  OLP)
(Amounts in Thousands, Except Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Note 3 - Funds from operations is summarized in the following table:
Net income	$2,846	$3,440	$7,665	$10,536
Add: depreciation of properties	2,188	2,201	6,462	6,893
Add: our share of depreciation in unconsolidated joint ventures	78	81	236	243
Add: amortization of capitalized leasing expenses	17	18	35	53
Deduct: net gain on sales of real estate	(235)	-	(235)	-
Deduct: our share of net gain on sale-unconsolidated joint venture	-	-	(107)	-

Funds from operations (a)	$4,894	$5,740	$14,056	$17,725

Note 4 - Funds from operations per common share is summarized in the following table:
Net income	$0.25	$0.31	$0.67	$0.99
Add: depreciation of properties	0.19	0.20	0.56	0.65
Add: our share of depreciation in unconsolidated joint ventures	-	0.01	0.02	0.02
Add: amortization of capitalized leasing expenses	-	-	-	-
Deduct: net gain on sales of real estate	(0.02)	-	(0.02)	-
Deduct: our share of net gain on sale-unconsolidated joint venture	-	-	(0.01)	-

Funds from operations per common share-diluted (a)	$0.42	$0.52	$1.22	$1.66

 (a) We believe that FFO is a useful and a standard supplemental measure of the operating performance for equity REITs and is used frequently by securities analysts, investors and other interested parties in evaluating equity REITs, many of which present FFO when reporting their operating results.  FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate assets, which assures that the value of real estate assets diminish predictability over time.  In fact, real estate values have historically risen and fallen with market conditions.  As a result, we believe that FFO provides a performance measure that when compared year over year, should reflect the impact on operations from trends in occupancy rates, rental rates, operating costs, interest costs and other matters without the inclusion of depreciation and amortization, providing a perspective that may not be necessarily apparent from net income.  We also consider FFO to be useful to us in evaluating potential property acquisitions.

FFO does not represent net income or cash flows from operations as defined by GAAP.  You should not consider FFO to be an alternative to net income as a reliable measure of our operating performance; nor should you consider FFO to be an alternative to cash flows from operating, investing or financing activities (as defined by GAAP) as measures of liquidity.

FFO does not measure whether cash flow is sufficient to fund all of our cash needs, including principal amortization, capital improvements and distributions to stockholders.  FFO does not represent cash flows from operating, investing or financing activities as defined by GAAP.

ONE LIBERTY PROPERTIES, INC.
CONDENSED BALANCE SHEETS
(Amounts in Thousands)

	September 30,	December 31,
	2010	2009
ASSETS
Real estate investments, net	$376,718	$341,884
Properties held for sale	-	3,809
Investment in unconsolidated joint ventures	4,967	5,839
Cash and cash equivalents	7,800	28,036
Available for sale securities (including $3,999 of treasury bills at 12/31/09)	407	6,762
Unbilled rent receivable	11,849	10,706
Unamortized intangible lease assets	7,565	7,157
Other assets	7,609	4,493
Total assets	$416,915	$408,686

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Mortgages payable	$196,205	$190,518
Line of credit	27,800	27,000
Unamortized intangible lease liabilities	4,873	4,827
Other liabilities	8,063	6,213
Total liabilities	236,941	228,558

Stockholders' equity	179,974	180,128
Total liabilities and stockholders' equity	$416,915	$408,686